Results of  October 7, 1999 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               October 7, 1999. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter         44,442,158
1,154,093
               Hans H. Estin  44,407,699          1,188,552
               John A. Hill   44,467,379          1,128,872
               Ronald J. Jackson      44,472,789
1,123,462
               Paul L. Joskow 44,462,432          1,133,819
               Elizabeth T. Kennan    44,427,826
1,168,425
               Lawrence J. Lasser     44,426,150
1,170,101
               John H. Mullin III     44,465,075
1,131,176
               Robert E. Patterson    44,473,277
1,122,974
               William F. Pounds      44,394,015
1,202,236
               George Putnam  44,398,759          1,197,492
               George Putnam, III     44,426,961
1,169,290
               A.J.C. Smith   44,410,327          1,185,924
               W. Thomas Stephens     44,450,037
1,146,214
               W. Nicholas Thorndike  44,424,194
1,172,057


               A proposal to ratify the selection of KPMG
               LLPas the independent auditors of your fund was approved as follows:
               44,622,964 votes for, and 412,003 votes
against, with 561,284
               abstentions and broker non-votes.


               All tabulations are rounded to nearest whole number.